SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: October 13, 2015

(Date of Earliest Event Reported: October 5, 2015)

Akorn, Inc.

(Exact Name of Registrant as Specified in its Charter)

Louisiana	001-32360	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300

Lake Forest, Illinois 60045

(Address of principal executive offices)

(847) 279-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2015, Akorn, Inc. (the “Company”) issued a press release announcing that Duane A. Portwood was named Executive Vice President and Chief Financial Officer effective October 30, 2015.

Mr. Portwood, age 49, joins Akorn from The Home Depot, Inc., where he has been their Vice President & Corporate Controller since 2006. In that role, he was responsible for all of Home Depot’s accounting and financial reporting functions, as well as its financial operations and internal controls. Prior to Home Depot, Mr. Portwood served with the Wm. Wrigley Jr. Company from 1999 to 2006, in a number of accounting and finance leadership roles of increasing responsibility, most recently as Corporate Controller. Mr. Portwood began his career with PricewaterhouseCoopers LLP, where he held numerous leadership positions in their audit and transaction support practices. Mr. Portwood holds an M.B.A. with Honors from the University of Chicago Booth School of Business and a B.S. in Business Administration from the University of Montana. Mr. Portwood is a Certified Public Accountant.

The Company also entered into an Executive Employment Agreement with Mr. Portwood (the “Executive Employment Agreement”). The Executive Employment Agreement has an initial term of one-year and is automatically renewed for successive one (1) year periods unless written notice of non-extension is provided in accordance with the terms provided therein. The Executive Employment Agreement addresses Mr. Portwood’s obligations to the Company, as well as payments due to him upon termination under various scenarios. The Executive Employment Agreement provides that if the agreement is terminated by Mr. Portwood for “good reason” or by the Company without “cause”, as such terms are defined in the Executive Employment Agreement, he is entitled to severance payments and benefits, including one (1) year of base annual compensation and eligible bonuses paid in a single lump sum cash payment, as well as one (1) year of continuation of benefits. If the Executive Employment Agreement is terminated either by Mr. Portwood for “good reason” or by the Company without “cause”, within the period of ninety (90) days prior to the Company entering into a definitive agreement that would result in a “change of control”, as defined in the Executive Employment Agreement, or within twelve (12) months following a “change in control”, he would be eligible to receive two (2) times his annual base salary and eligible bonus paid in a single lump sum cash payment, and two (2) years’ continuation of various employee benefits, including life, health and disability insurance coverage, and any outstanding incentive awards shall become 100% vested and or immediately exercisable.

Mr. Portwood’s annual base pay will be $450,000.00 and he will be eligible for an annual bonus potential of 50% of his base salary and an incremental bonus in the amount of 25% of base salary if the Company exceeds financial targets for the year.

Subject to approval of the Board of Directors, Mr. Portwood will also be awarded a stock option under the Akorn Stock Option Plan giving Mr. Portwood the option to purchase 300,000 shares of Akorn common stock (“Options”). The Options will vest in equal installments over a four year period beginning with 25% one year from the grant date and an additional 25% on each anniversary thereafter until fully vested. Mr. Portwood will be eligible to receive additional stock option grants and restricted stock awards on an annual basis along with other key executives and senior level management. The total annual award value would be equal to 250% of Mr. Portwood’s annual base salary of which 75% would be paid out as stock options and the remaining 25% in the form of restricted shares.

Mr. Portwood will be eligible for additional benefits, including medical, dental, prescription drug, vision, Akorn’s (401K) Retirement Savings Program, Education Assistance, Relocation Assistance, Akorn’s Employee Stock Purchase Program, flexible spending account, Employee Assistance Program, life and disability insurance and vacation.

The Executive Employment Agreement contains various restrictive covenants, including a 1 (one) year non-compete provision and non-solicitation obligations. The Executive Employment Agreement also imposes confidentiality restrictions, provides for indemnification of the officer, and contains other terms and conditions commonly contained in employment agreements for executive officers. The foregoing summary is qualified in its entirety by reference to the complete text of the Executive Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

There are no family relationships between Mr. Portwood and any of the Company’s current executive officers or directors. Except for his employment agreement, Mr. Portwood is not a party to any transaction with the Company that might require disclosure under Item 404(a) of Regulation S-K.

Interim Chief Financial Officer Randall Pollard will continue to serve as Senior Vice President, Chief Accounting Officer and Corporate Controller after Mr. Portwood’s appointment.

A copy of the press release is furnished as Exhibit 99.1 to this report, and is incorporated herein by reference. The information in Exhibit 99.1 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. See attached exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AKORN, INC.

	By:	/s/ Joseph Bonaccorsi
Joseph Bonaccorsi
Secretary

Date: October 13, 2015

Exhibit Index

Exhibit No.	Description of Exhibit.

10.1	Executive Employment Agreement between Akorn, Inc. and Duane A. Portwood, its Chief Financial Officer, dated October 5, 2015.

99.1	Press release issued by the Company on October 13, 2015 titled “Akorn Appoints Duane A. Portwood as Chief Financial Officer.”